HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS
FOR THIRD QUARTER FISCAL YEAR 2023

MUSCATINE, Iowa (October 31, 2023) – HNI Corporation (NYSE: HNI) today announced sales for the third quarter ended September 30, 2023 of $711.6 million and net income of $37.8 million. GAAP earnings per diluted share declined from $1.51 in the prior year to $0.80 in the current year primarily due to a non-recurring $51 million pre-tax gain on sale that was included in the prior year results. When excluding the gain and other items in both the current and prior year periods, non-GAAP net income per diluted share was $0.93 in the current year, compared to $0.71 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Third Quarter Highlights
•Strong profit growth. While GAAP earnings per share declined year-over-year primarily due to a one-time gain in the year-ago period, non-GAAP earnings per diluted share grew 31 percent compared to the prior-year period despite a 7.1 percent year-over-year organic revenue decline.
•Substantial margin expansion in Workplace Furnishings. Segment GAAP operating margin expanded 730 basis points on a year-over-year basis to 8.8 percent. Excluding Kimball International and Poppin, third quarter non-GAAP operating profit margin for legacy HNI workplace furnishings (“Legacy Workplace”) was 10.7 percent, an improvement of 820 basis points year-on-year.
•KII accretive; Poppin divestiture completed. Kimball International excluding Poppin (“KII”) added approximately $15.2 million in GAAP operating profit and $15.9 million in non-GAAP operating profit in the third quarter of 2023. KII’s third quarter non-GAAP operating profit margin was 10.6 percent despite incurring $5.1 million in incremental purchase accounting costs. KII added approximately $0.06 to third quarter non-GAAP EPS when including estimated interest costs and incremental shares outstanding related to the acquisition, and the Corporation expects the rate of accretion to increase as synergies mature. As previously announced, the Corporation expects to achieve annual cost synergies of at least $25 million and sees the strong potential for more.
The Corporation completed the divestiture of Poppin during the third quarter. Exiting Poppin eliminated an annual operating loss of nearly $20 million and improves strategic focus.
•Residential Building Products margin resilient in the face of housing market weakness. Segment operating margin was unchanged year-over-year at 17.7 percent despite 21.8 percent lower net sales. Last quarter, the Corporation enacted cost reduction actions, which supported third quarter 2023 profitability. The intermediate- to long-term demand dynamics remain encouraging for the segment, and the Corporation is well positioned for sustained long-term profit growth.

“Our profit transformation actions continue to accelerate—reflecting the focus and dedication of our members. Our strategies to expand operating profit margin in our Workplace Furnishings segment continue to deliver. We reached margin levels last seen in 2019 and see more opportunity ahead. In Residential Building Products, our actions to support profitability helped our margins rebound and remain unchanged versus the prior year despite ongoing macro pressures on the top line. Overall, our businesses are now stronger and additional opportunity remains,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 30, 2023	October 1, 2022	Change
GAAP
Net Sales	$711.6	$598.8	18.8%
Gross Profit %	40.1%	35.0%	510	bps
SG&A %	31.4%	29.8%	160	bps
Gain on Sale of Subsidiary	$—	$50.6	NM
Restructuring and Impairment Charges %	0.7%	—%	70	bps
Operating Income	$56.8	$81.9	(30.7%)
Operating Income %	8.0%	13.7%	-570	bps
Effective Tax Rate	20.3%	20.7%
Net Income %	5.3%	10.5%	-520	bps
EPS – diluted	$0.80	$1.51	(47.0%)

Non-GAAP
Gross Profit %	40.1%	35.6%	450	bps
Operating Income	$65.2	$40.4	61.2%
Operating Income %	9.2%	6.8%	240	bps
EPS – diluted	$0.93	$0.71	31.0%

The following table contains results for (1) the Corporation’s legacy business, excluding the impacts of KII and Poppin (“Legacy HNI”), (2) KII, and (3) Poppin. Please refer to non-GAAP reconciliations, which follow the financial statements in this release, for further information on the adjustments made to calculate non-GAAP performance.

HNI Corporation – Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	September 30, 2023				October 1, 2022
GAAP	Legacy HNI	KII	Poppin	Consolidated HNI	Consolidated HNI	Legacy Change		Consolidated Change
Net Sales	$553.6	$150.4	$7.7	$711.6	$598.8	(7.5%)		18.8%
Gross Profit	$219.9	$60.7	$4.8	$285.3	$209.5	5.0%		36.2%
Gross Profit %	39.7%	40.4%	62.3%	40.1%	35.0%	470	bps	510	bps
Gain on Sale of Subsidiary	$—	$—	$—	$—	$50.6	(100.0%)		(100.0%)
Restructuring and Impairment	$0.5	$—	$4.8	$5.3	$—	NM		NM
Operating Income (Loss)	$49.1	$15.2	($7.5)	$56.8	$81.9	(40.0%)		(30.7%)
Operating Income (Loss) %	8.9%	10.1%	(98.2%)	8.0%	13.7%	-480	bps	-570	bps
EPS - diluted	$0.87			$0.80	$1.51	(42.4%)		(47.0%)

Non-GAAP
Gross Profit	$220.2	$60.7	$4.8	$285.6	$213.0	3.4%		34.1%
Gross Profit %	39.8%	40.4%	62.3%	40.1%	35.6%	420	bps	450	bps
Operating Income (Loss)	$51.9	$15.9	($2.7)	$65.2	$40.4	28.4%		61.2%
Operating Income (Loss) %	9.4%	10.6%	(35.0%)	9.2%	6.8%	260	bps	240	bps
EPS - diluted	$0.91			$0.93	$0.71	28.2%		31.0%

Third Quarter Summary Comments
•Consolidated net sales increased 18.8 percent from the prior-year quarter to $711.6 million. On an organic basis, sales decreased 7.1 percent year-over-year. The acquisition of Kimball International increased year-over-year net sales by $158.0 million. The prior-year sale of the Corporation’s China- and Hong Kong-based Lamex office furniture business decreased year-over-year sales by $2.7 million. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin expanded 510 basis points compared to the prior-year quarter. This increase was driven by favorable price-cost, improved net productivity, and the impact of the Kimball International acquisition, partially offset by lower organic volume.

•Selling and administrative expenses as a percent of sales increased 160 basis points compared to the prior-year quarter. The increase was primarily driven by higher variable compensation, lower organic volume, and the impact of the Kimball International acquisition, partially offset by lower core SG&A expenses and price realization. The current quarter also included $2.8 million of acquisition-related fees and expenses, while the prior-year quarter included $5.6 million associated with a company-wide cost reduction initiative.
•Restructuring and impairment charges totaled $5.3 million in the current quarter, primarily in connection with the exit of the Poppin business.
•A pre-tax gain of $50.6 million was recorded as a corporate item during the prior-year quarter as a result of the divestiture of the Lamex business.
•Non-GAAP net income per diluted share was $0.93 compared to $0.71 in the prior-year quarter. The increase was driven by favorable price-cost, improved net productivity, lower core SG&A, and the net impact of the Kimball International acquisition, partially offset by lower organic volume, and higher variable compensation.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 30, 2023	October 1, 2022	Change
GAAP
Net Sales	$536.8	$375.2	43.1%
Operating Income	$47.3	$5.6	738%
Operating Income %	8.8%	1.5%	730	bps

Non-GAAP
Operating Income	$53.6	$9.2	483%
Operating Income %	10.0%	2.5%	750	bps

The following table contains results for (1) the Corporation’s legacy workplace furnishings business, excluding the impacts of KII and Poppin (“Legacy Workplace”), (2) KII, and (3) Poppin. Please refer to non-GAAP reconciliations, which follow the financial statements in this release for further information on the adjustments made to calculate non-GAAP performance.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 30, 2023				October 1, 2022
GAAP	Legacy Workplace	KII	Poppin	Total Workplace	Total Workplace	Legacy Change		Total Change
Net Sales	$378.8	$150.4	$7.7	$536.8	$375.2	1.0%		43.1%
Operating Income (Loss)	$39.6	$15.2	($7.5)	$47.3	$5.6	603%		738%
Operating Income (Loss) %	10.5%	10.1%	(98.2%)	8.8%	1.5%	900	bps	730	bps

Non-GAAP
Operating Income (Loss)	$40.4	$15.9	($2.7)	$53.6	$9.2	339%		483%
Operating Income (Loss) %	10.7%	10.6%	(35.0%)	10.0%	2.5%	820	bps	750	bps

•Workplace Furnishings net sales increased 43.1 percent from the prior-year quarter to $536.8 million. On an organic basis, sales increased 1.7 percent year-over-year. The impact of the Kimball International acquisition increased sales by $158.0 million over the prior-year quarter, while the prior-year sale of Lamex decreased sales $2.7 million compared to the prior-year quarter.
•Workplace Furnishings GAAP operating margin improved 730 basis points versus the prior-year quarter, driven by favorable price-cost, improved net productivity, favorable impacts from KII, and lower core SG&A. These factors were partially offset by $4.8 million of restructuring costs related to the exit of Poppin and higher variable compensation. Excluding the impact of KII and Poppin, third quarter non-GAAP operating profit margin for Legacy Workplace was 10.7 percent, an improvement of 820 basis points year-on-year.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended
	September 30, 2023	October 1, 2022	Change
GAAP
Net Sales	$174.8	$223.6	(21.8%)
Operating Income	$30.9	$39.6	(22.1%)
Operating Income %	17.7%	17.7%	0	bps

•Residential Building Products net sales decreased 21.8 percent from the prior-year quarter to $174.8 million primarily due to housing market weakness. New construction and remodel/retrofit sales declined at similar rates.

•Residential Building Products operating profit margin was flat year-over-year with the impact of lower volume fully offset by favorable price-cost, improved net productivity, lower core SG&A, and lower variable compensation.

Third Quarter Order Rates
•In the Workplace Furnishings segment, orders from small-to-medium sized customers increased six percent versus the prior-year quarter on an organic basis—outperforming order rates from contract customers, which were down four percent year-over-year organically in the quarter.
•Orders in the Residential Building Products segment decreased 18 percent versus the third quarter of 2022. During the quarter, orders in new construction outperformed remodel/retrofit.

Fourth Quarter 2023 Outlook
•Fourth quarter non-GAAP earnings per share are expected to increase solidly year-over-year and be modestly below just-reported third quarter of 2023 results, consistent with normal seasonal patterns.
•Demand environment. The Corporation expects Workplace Furnishings segment organic revenue to be approximately flat versus the same quarter of 2022. In Residential Building Products, the Corporation expects fourth quarter revenue to be down year-over-year at a rate in the high-single digit to low-teens range. The expectation of moderating year-over-year revenue declines reflects easier prior-year comparisons and sequentially better new home market dynamics—consistent with recent single-family permit trends.
•Impact of Kimball International. For the fourth quarter of 2023, the Corporation expects KII to be accretive to non-GAAP EPS, consistent with third quarter results. KII is expected to add $140 to $150 million of revenue to fourth quarter results.

Concluding Remarks
“Our strategies are delivering results. Operating margin in Workplace Furnishings continues to expand—reaching 10 percent in the third quarter. Our profit transformation initiatives have momentum, and we expect continued year-over-year profit and margin improvement in the segment.
“The integration of Kimball International is going well. KII is already strengthening our business and delivering earnings accretion, which will only increase as our synergies mature. KII better positions us to lead in the evolving workplace environment and provides new opportunities for profit growth. We are increasingly confident in the combination’s strategic and financial benefits.
“In Residential Building Products, we have adjusted the cost structure and demonstrated the resiliency of our margins while continuing to invest in our growth strategies, leading brands, and operating platforms. Although the near term remains dynamic, we are uniquely positioned to drive high-margin growth as housing stabilizes.
“We remain committed to our core strategies of continuing to expand margins in Workplace Furnishings and driving long-term revenue growth in Residential Building Products,” concluded Mr. Lorenger.

Conference Call
HNI Corporation will host a conference call on Tuesday, October 31, 2023 at 10:00 a.m. (Central) to discuss third quarter fiscal year 2023 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at https://investors.hnicorp.com/events-and-presentations. A replay of the webcast and call will be made available from Tuesday, October 31, 2023 at 1:00 p.m. (Central) through Tuesday, November 7, 2023, 10:59 p.m. (Central). To replay the webcast, go to the link above. To replay the call, dial 1-800-770-2030 – Conference ID: 7175411.

About HNI Corporation
HNI Corporation (NYSE: HNI) has been improving where people live, work, and gather for more than 75 years. HNI is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation's leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation's website at www.hnicorp.com.

Forward-Looking Statements
This release contains “forward-looking” statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding future levels of demand, anticipated macroeconomic conditions, expected differences in seasonality and its results on the Corporation’s results of operations, the anticipated benefits of the acquisition of Kimball International and sale of Poppin, and future levels of productivity. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results due to the risks and uncertainties described elsewhere in this release, including but not limited to: the Corporation’s ultimate realization of the anticipated benefits of the acquisition of Kimball International and sale of Poppin; disruptions in the global supply chain; the effects of prolonged periods of inflation and rising interest rates; labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the

Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net sales	$711.6	$598.8	$1,754.2	$1,792.9
Cost of sales	426.3	389.3	1,079.0	1,165.9
Gross profit	285.3	209.5	675.2	627.0
Selling and administrative expenses	223.3	178.2	602.2	544.3
Gain on sale of subsidiary	—	(50.6)	—	(50.6)
Restructuring and impairment charges	5.3	—	13.4	1.0
Operating income	56.8	81.9	59.6	132.2
Interest expense, net	9.4	2.4	17.5	6.5
Income before income taxes	47.4	79.5	42.1	125.8
Income taxes	9.6	16.4	15.6	18.2
Net income	37.8	63.1	26.5	107.6
Less: Net income (loss) attributable to non-controlling interest	0.0	(0.0)	0.0	(0.0)
Net income attributable to HNI Corporation	$37.8	$63.1	$26.5	$107.6

Average number of common shares outstanding – basic	46.6	41.3	43.8	41.8
Net income attributable to HNI Corporation per common share – basic	$0.81	$1.53	$0.60	$2.57
Average number of common shares outstanding – diluted	47.3	41.8	44.5	42.3
Net income attributable to HNI Corporation per common share – diluted	$0.80	$1.51	$0.60	$2.54

Foreign currency translation adjustments	$(0.2)	$(3.7)	$(0.2)	$(5.5)
Change in unrealized gains (losses) on marketable securities, net of tax	(0.0)	(0.3)	0.1	(0.8)
Change in derivative financial instruments, net of tax	—	(0.1)	(0.1)	0.9
Other comprehensive income (loss), net of tax	(0.2)	(4.0)	(0.2)	(5.4)
Comprehensive income	37.5	59.1	26.3	102.2
Less: Comprehensive income (loss) attributable to non-controlling interest	0.0	(0.0)	0.0	(0.0)
Comprehensive income attributable to HNI Corporation	$37.5	$59.1	$26.3	$102.2

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$24.4	$17.4
Short-term investments	5.8	2.0
Receivables	262.2	218.4
Allowance for doubtful accounts	(3.4)	(3.2)
Inventories, net	228.9	180.1
Prepaid expenses and other current assets	54.5	54.4
Total Current Assets	572.4	469.2
Property, Plant, and Equipment:
Land and land improvements	58.7	30.8
Buildings	403.1	275.4
Machinery and equipment	689.2	602.6
Construction in progress	32.9	34.2
	1,184.0	942.9
Less accumulated depreciation	(624.2)	(590.3)
Net Property, Plant, and Equipment	559.8	352.5
Right-of-use Finance Leases	12.1	11.4
Right-of-use Operating Leases	119.4	88.4
Goodwill and Other Intangible Assets, net	693.3	439.8
Other Assets	60.0	53.2
Total Assets	$2,017.0	$1,414.5
Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$450.8	$367.7
Current maturities of debt	15.4	1.3
Current maturities of other long-term obligations	7.5	2.1
Current lease obligations - Finance	4.3	3.7
Current lease obligations - Operating	24.3	20.3
Total Current Liabilities	502.3	395.1
Long-Term Debt	493.2	188.8
Long-Term Lease Obligations - Finance	7.9	7.7
Long-Term Lease Obligations - Operating	109.0	78.9
Other Long-Term Liabilities	81.2	66.3
Deferred Income Taxes	82.3	61.0
Total Liabilities	1,275.9	797.7
Equity:
HNI Corporation shareholders’ equity	740.8	616.5
Non-controlling interest	0.3	0.3
Total Equity	741.1	616.8
Total Liabilities and Equity	$2,017.0	$1,414.5

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Nine Months Ended
	September 30, 2023	October 1, 2022
Net Cash Flows From (To) Operating Activities:
Net income	$26.5	$107.6
Non-cash items included in net income:
Depreciation and amortization	68.3	63.5
Other post-retirement and post-employment benefits	0.8	1.0
Stock-based compensation	11.3	6.4
Deferred income taxes	(6.0)	(10.4)
Gain on sale of subsidiary	—	(50.6)
Other – net	5.2	(0.4)
Net increase (decrease) in cash from operating assets and liabilities	63.0	(79.7)
Increase (decrease) in other liabilities	(6.7)	(3.5)
Net cash flows from (to) operating activities	162.5	33.9

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(61.9)	(41.7)
Acquisition spending, net of cash acquired	(369.7)	(9.2)
Capitalized software	(0.9)	(7.0)
Purchase of investments	(3.8)	(2.3)
Sales or maturities of investments	4.0	1.9
Net proceeds from sale of subsidiary	3.1	71.4
Other – net	1.5	0.0
Net cash flows from (to) investing activities	(427.6)	13.2

Net Cash Flows From (To) Financing Activities:
Payments of debt	(304.3)	(298.5)
Proceeds from debt	625.3	321.6
Dividends paid	(43.5)	(39.9)
Purchase of HNI Corporation common stock	—	(65.2)
Proceeds from sales of HNI Corporation common stock	1.8	4.0
Other – net	(7.1)	(0.4)
Net cash flows from (to) financing activities	272.1	(78.3)

Net increase (decrease) in cash and cash equivalents	6.9	(31.2)
Cash and cash equivalents at beginning of period	17.4	52.3
Cash and cash equivalents at end of period	$24.4	$21.1

Amounts may not sum due to rounding.

HNI Corporation and Subsidiaries
Reportable Segment Data
(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
Net Sales:
Workplace furnishings	$536.8	$375.2	$1,249.5	$1,135.0
Residential building products	174.8	223.6	504.7	657.9
Total	$711.6	$598.8	$1,754.2	$1,792.9

Income Before Income Taxes:
Workplace furnishings	$47.3	$5.6	$59.2	$11.1
Residential building products	30.9	39.6	74.5	117.0
General corporate	(21.4)	(14.0)	(74.0)	(46.5)
Gain on sale of subsidiary	—	50.6	—	50.6
Operating income	56.8	81.9	59.6	132.2
Interest expense, net	9.4	2.4	17.5	6.5
Total	$47.4	$79.5	$42.1	$125.8

Depreciation and Amortization Expense:
Workplace furnishings	$16.8	$11.3	$41.7	$34.6
Residential building products	3.5	3.2	10.2	9.3
General corporate	5.4	6.5	16.4	19.6
Total	$25.6	$21.0	$68.3	$63.5

Capital Expenditures (including capitalized software):
Workplace furnishings	$18.8	$10.0	$50.6	$26.4
Residential building products	2.7	3.6	10.1	12.1
General corporate	0.1	1.8	2.1	10.2
Total	$21.6	$15.5	$62.8	$48.7

			As of September 30, 2023	As of December 31, 2022
Identifiable Assets:
Workplace furnishings			$1,385.5	$761.5
Residential building products			488.6	493.0
General corporate			142.9	160.0
Total			$2,017.0	$1,414.5

Amounts may not sum due to rounding.

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted shares (i.e., EPS). These measures are adjusted from the comparable GAAP measure to exclude the impacts of the selected items as summarized in the following tables. In the current period, the effective tax rate used to calculate non-GAAP EPS differs from the GAAP effective tax rate due to nondeductible charges associated with the acquisition of Kimball International. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP components. Additionally, non-GAAP EPS for the Legacy HNI business is calculated by excluding the impact of new issuances of HNI common stock and HNI restricted stock units made in connection with the acquisition of Kimball International.

The sales adjustments to arrive at the non-GAAP organic sales information presented in this earnings release relate to the current period exclusion of net sales of KII and Poppin, as well as the exclusion of the prior period net sales of the Lamex business that was divested in the third quarter of 2022. The transactions excluded for purposes of other non-GAAP financial information in this earnings release include: professional fees and other costs related to the acquisition of Kimball International; current and prior period restructuring charges recorded to cost of sales comprised of inventory valuation adjustments and relocation and new facility setup costs in the Workplace Furnishings segment; restructuring and impairment costs in the Workplace Furnishings segment related to the exit of Poppin, the sale of an office building, and the exit of an eCommerce business. Additionally, prior period transactions excluded include the gain from the divestiture of the Lamex business and charges related to company-wide cost reduction initiatives.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 30, 2023			October 1, 2022
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$536.8	$174.8	$711.6	$375.2	$223.6	$598.8
% change from PY	43.1%	(21.8%)	18.8%

Less: Kimball International acquisition	158.0	—	158.0	—	—	—
Less: Lamex divestiture	—	—	—	2.7	—	2.7

Organic Sales (non-GAAP)	$378.8	$174.8	$553.6	$372.5	$223.6	$596.1
% change from PY	1.7%	(21.8%)	(7.1%)

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	September 30, 2023
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$285.3	$56.8	$9.6	$37.8	$0.80
% of net sales	40.1%	8.0%		5.3%
Tax %			20.3%

Restructuring charges	0.3	5.4	1.1	4.2	0.09
Impairment charges	—	0.2	0.0	0.2	0.00
Acquisition costs	—	2.8	1.1	1.7	0.04

Results (non-GAAP)	$285.6	$65.2	$11.9	$43.9	$0.93
% of net sales	40.1%	9.2%		6.2%
Tax %			21.4%

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	September 30, 2023
	Legacy HNI	KII	Poppin	Consolidated HNI
Gross Profit as reported (GAAP)	$219.9	$60.7	$4.8	$285.3
% of net sales	39.7%	40.4%	62.3%	40.1%

Restructuring charges recorded to cost of sales	0.3	—	—	0.3
Gross Profit (non-GAAP)	$220.2	$60.7	$4.8	$285.6
% of net sales	39.8%	40.4%	62.3%	40.1%

Operating income (loss) as reported (GAAP)	$49.1	$15.2	$(7.5)	$56.8
% of net sales	8.9%	10.1%	(98.2%)	8.0%

Restructuring charges	0.5	—	4.8	5.4
Impairment charges	0.2	—	—	0.2
Acquisition costs	2.1	0.8	—	2.8
Operating income (loss) (non-GAAP)	$51.9	$15.9	$(2.7)	$65.2
% of net sales	9.4%	10.6%	(35.0%)	9.2%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	September 30, 2023
GAAP (as reported):	Legacy HNI	Consolidated HNI
Operating income	$49.1	$56.8
Interest expense, net	2.6	9.4
Income taxes (20.3%)	9.4	9.6
Net income	$37.1	$37.8
Average number of common shares outstanding – diluted	42.5	47.3
EPS - Diluted	$0.87	$0.80

Non-GAAP:
Operating income	$51.9	$65.2
Interest expense, net	2.6	9.4
Income taxes (21.4%)	10.5	11.9
Net income	$38.8	$43.9
Average number of common shares outstanding – diluted	42.5	47.3
EPS - Diluted	$0.91	$0.93

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	October 1, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$209.5	$81.9	$16.4	$63.1	$1.51
% of net sales	35.0%	13.7%		10.5%
Tax %			20.7%

Restructuring charges	3.6	3.6	0.8	2.8	0.07
Company-wide cost reduction initiative	—	5.6	1.2	4.4	0.10
Gain on sale of subsidiary	—	(50.6)	(10.1)	(40.5)	(0.97)

Results (non-GAAP)	$213.0	$40.4	$8.3	$29.7	$0.71
% of net sales	35.6%	6.8%		5.0%
Tax %			21.9%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended
	September 30, 2023				October 1, 2022
	Legacy Workplace Furnishings	KII	Poppin	Total Workplace Furnishings	Total Workplace Furnishings	Total Change
Operating income (loss) as reported (GAAP)	$39.6	$15.2	$(7.5)	$47.3	$5.6	738%
% of net sales	10.5%	10.1%	(98.2%)	8.8%	1.5%

Impairment charges	0.2	—	—	0.2	—
Restructuring charges	0.5	—	4.8	5.4	3.6
Acquisition costs	—	0.8	—	0.8	—

Operating income (loss) (non-GAAP)	$40.4	$15.9	$(2.7)	$53.6	$9.2	483%
% of net sales	10.7%	10.6%	(35.0%)	10.0%	2.5%